Filed Pursuant to Rule 424(b)(3)

Registration No. 333-127405

SUPPLEMENT NO. 16 DATED OCTOBER 7, 2008 TO THE PROSPECTUS

DATED APRIL 25, 2008 OF CB RICHARD ELLIS REALTY TRUST

We are providing this Supplement No. 16 to you in order to supplement our prospectus dated April 25, 2008. This supplement provides information that shall be deemed part of, and must be read in conjunction with, the prospectus, which was supplemented by Supplement No. 12 dated September 11, 2008, Supplement No. 13 dated September 22, 2008, Supplement No. 14 dated September 30, 2008 and Supplement No. 15 dated October 6, 2008. Capitalized terms used in this Supplement No. 16 have the same meanings in the prospectus unless otherwise stated herein. The terms “we,” “our,” and “us” and CBRE REIT include CB Richard Ellis Realty Trust and its subsidiaries.

Given the increasing credit market turmoil and current uncertainty regarding the real estate financing environment, we are providing information concerning our potential exposure to these events. Recently, the credit markets (including the real estate financing markets) have experienced increasing credit spreads along with decreasing liquidity and availability of debt and equity capital. The initial impact was focused in the single-family residential real estate mortgage markets in the United States, but has more recently begun to impact the commercial real estate markets. If we are unable to obtain debt financing on desirable terms, we may initially fund acquisitions for cash, or with reduced amounts of debt financing.

Our leverage continues to be modest with approximately $156,700,000 in current consolidated debt. Our $45,000,000 Revolving Credit Facility with Bank of America matures in August 2010 and currently has no amount outstanding. Other than this Revolving Credit Facility, none of our debt matures prior to 2011 and all of our debt is at fixed interest rates, except for a floating-rate mortgage at our 602 Central Blvd. property in the United Kingdom, which is subject to an interest rate cap agreement. Substantially all of our cash is held in Wells Fargo and the Royal Bank of Scotland cash management accounts, which we actively monitor.

Our current consolidated and unconsolidated portfolio, a substantial portion of which was acquired within the past 14 months, includes 55 properties with a total acquisition cost of approximately $635,000,000 (including our pro rata share of effective ownership for our joint venture owned properties, excluding our total investment in CBRE Strategic Partners Asia). We currently have more than 100 tenants in these properties, operating across a wide range of industries. No significant tenant is in default or materially delinquent under the terms of its lease. We do not own any debt investments, including any mezzanine mortgages, securitized commercial mortgage backed securities (CMBS or CDOs), or other real estate-related loans. We are not a landlord to, nor do we have a lending relationship with, Bear Stearns, Merrill Lynch, Lehman Brothers, AIG, Washington Mutual, Fannie Mae or Freddie Mac.

This Supplement No. 16 contains various “forward-looking statements.” You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “approximately,” “intends,” “plans,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Statements regarding the following subjects may be impacted by a number of risks and uncertainties: our business strategy; our ability to obtain future financing arrangements; estimates relating to our future distributions; our understanding of our competition; market trends; projected capital expenditures; the impact of technology on our products, operations and business; and the use of the proceeds of our initial offering and subsequent offerings. The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common shares, along with the following factors that could cause actual results to vary from our forward-looking statements: national, regional and local economic climates; future terrorist attacks in the United States or abroad; changes in supply and demand for office, retail, industrial and multi-family residential properties; our ability to maintain rental rates and maximize occupancy; our ability to identify acquisitions; our pace of acquisitions and/or dispositions of properties; our corporate debt ratings and changes in the general interest rate environment; the condition of capital and credit markets; the actual outcome of the resolution of any conflict; our ability to successfully operate acquired properties; our ability to qualify as a REIT; availability of capital (debt and equity); unanticipated increases in financing and other costs, including a rise in interest rates; our ability to satisfy complex rules in order for us to qualify as a REIT for U.S. federal income tax purposes and our operating partnership’s ability to satisfy the rules in order for it to qualify as a partnership for U.S. federal income tax purposes; accounting principles and policies and guidelines applicable to REITs; legislative or regulatory changes adversely affecting REITs and the real estate business; and environmental, regulatory and/or safety requirements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of future events, new information or otherwise. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section entitled “Risk Factors” in our prospectus.